SAFE TRAVEL CARE, INC.
8880 Rio San Diego Dr., 8th Floor, San Diego, CA 92108
Tel (619) 342-7449 Fax (619) 342-7446

STOCK EXCHANGE AGREEMENT

THIS AGREEMENT is made this 4th day of August, 2006 by and between the controlling stockholders (hereafter referred to as the “Shareholders”) of TITAN ENERGY DEVELOPMENT INC., a Minnesota corporation (the “Company”), and SAFE TRAVEL CARE, INC., a corporation organized under the laws of Nevada (“SFTV”).

WHEREAS, the Shareholders, once the conditions as set forth in this Agreement have been fulfilled, desire to exchange 100% of their shares of stock of the Company, par value $0.001 per share (the “Company Stock”), for Preferred Shares in SFTV and

WHEREAS, SFTV desires to exchange Preferred Shares of SFTV for 100% of the common shares of the Company;

NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, the parties hereto agree as follows:

1.  Exchange of Stock. At the closing of this Agreement (the “Closing”), upon the basis of the covenants, warranties and representations set forth in this Agreement, the Shareholders will transfer, assign, and deliver to SFTV 1,178,000 shares of Company Stock, free and clear of all liens and encumbrances, except as otherwise may be permitted hereunder in return for shares of Preferred Stock in SFTV as set forth in Section 2.

2.  At the time of Closing between the Shareholders and SFTV, the Shareholders shall exchange 100% of their shares of stock of the Company for 1,000,000 shares of Series “B” Preferred Stock in SFTV, different and distinct from the Series A Preferred Stock, and any other outstanding Series of Preferred Stock in SFTV, with attributes as will be set forth below:

A.
The Series “B” Preferred Stock will be issued in accordance with a resolution of the corporation, said resolution describing the value, interest, maturity and relation of said Series B Preferred Stock to the capital structure of SFTV, and including the option of Conversion to Common Stock in SFTV after 2 years.

B.	Each share of Series B Preferred Stock will convert to $1.00 in value of SFTV Common Stock at the time of conversion.

C.	Escalation consideration:

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i.	If Company Gross Revenues for 2007 and 2008 average $1.0 million or more, each share of Series B Preferred Stock will convert to $1.50 in value of SFTV Common Stock at the time of conversion.

ii.	If Company Gross Revenues for 2007 and 2008 average $2.0 million or more, each share of Series B Preferred stock will convert to $2.00 in value of SFTV Common Stock at the time of conversion.

iii.	If Company Gross Revenues for 2007 and 2008 average $3.0 million or more, each share of Series B Preferred stock will convert to $3.00 in value of SFTV Common Stock at the time of conversion.

iv.	If Company Gross Revenues for 2007 and 2008 average $4.0 million or more, each share of Series B Preferred stock will convert to $4.00 in value of SFTV Common Stock at the time of conversion.

v.	Similar progression will apply to additional increases in Gross Revenues over the period of 2007 to 2008.

3.  Closing. The Closing shall take place no later than August 30, 2006.

4.  Post Acquisition Status of Company. At closing, the Company will become a wholly owned subsidiary of SFTV. As such, the Company shall maintain its own Board of Directors and officers. The Company agrees to allow the appointment of one member of the board of directors by SFTV. At the time of Closing, the Board of Directors of SFTV will accept the appointment of one member by Company to the board of SFTV.

5.  Management. Jeffrey Flannery shall remain as Chief Executive Officer and Chief Financial Officer of the SFTV, while Thomas Black will be elected by the Board of Directors to the position of President of SFTV and immediately thereafter will be appointed to the Board of Directors. Should any changes occur which could result in either the removal of Thomas Black as President of SFTV or as a Member of the Board of Directors, no such removal shall take place until a thirty (30) day “cooling off” period expires. Further, should voting control of SFTV change from Jeffrey Flannery or should the Management and/or Board of Directors of SFTV move forward in a manner that is contrary to Thomas Black’s direction, Thomas Black shall so notify Jeffrey Flannery and the Board of Directors. Upon notification, no subsequent action shall take place for a sixty (60) day period in order to provide company with the opportunity to purchase from Jeffrey Flannery, the Series “A” Preferred Stock that Jeffrey Flannery has in his sole possession for a cash purchase price of One Million Dollars ($1,000,000).

6.  Financing of Subsidiary.

(a)  SFTV hereby warrants that it will secure a firm commitment for at least $2 million which will be made available to the Company.

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(b)  During the first three months following the signing of this Agreement, SFTV will commit to hiring key executives of Titan as consultants and employees to SFTV to help support SFTV operations, marketing and business development.

(c)  The terms of these consulting arrangement(s) will be set forth in individual consulting agreements between SFTV and the consultant(s).

(d)  This period may be extended by mutual agreement.

7.  Share Exchange. It is our understanding that the contemplated Reorganization would be conducted pursuant to the Final Agreement, and in compliance with IRC Section 368(a)(1), reflecting the foregoing provisions and including such other terms and conditions as are mutually agreed upon among the parties thereto in the course of good faith negotiations and as are usual and customary in transactions of the type contemplated hereby.

8.  Restrictive Legend. All shares of the Stock to be delivered hereunder shall bear a restrictive legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

9.  Representations and Warranties of the Shareholders. Where a representation contained in this Agreement is qualified by the phrase “to the best of the Shareholder’s knowledge” (or words of similar import), such expression means that, after having conducted a due diligence review, the Shareholders believe the statement to be true, accurate, and complete in all material respects. Knowledge shall not be imputed nor shall it include any matters which such person should have known or should have been reasonably expected to have known. The Shareholders represent and warrant to SFTV as follows:

(a)  Power and Authority. The Shareholders have full power and authority to execute, deliver, and perform this Agreement and all other agreements, certificates or documents to be delivered in connection herewith, including, without limitation, the other agreements, certificates and documents contemplated hereby (collectively the “Other Agreements”).

(b)  Binding Effect. Upon execution and delivery by the Shareholders, this Agreement and the Other Agreements shall be and constitute the valid, binding and legal obligations of the Shareholders, enforceable against the Shareholders in accordance with the terms hereof and thereof, except as the enforceability hereof or thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(c)  Effect. Neither the execution and delivery of this Agreement or the Other Agreements nor full performance by the Shareholders of their obligations hereunder or there under will violate or breach, or otherwise constitute or give rise to a default under, the terms or provisions of the Articles of Incorporation or Bylaws of the Company or, subject to obtaining any and all necessary consents, of any contract, commitment or other obligation of the Company or necessary for the operation of the Company following the Closing or any other material contract, commitment, or other obligation to which the Company is a party, or create or result in the creation of any encumbrance on any of the property of the Company. The Company is not in violation of its Articles of Incorporation, as amended, its Bylaws, as amended, or of any indebtedness, mortgage, contract, lease, or other agreement or commitment.

(d)  No Consents. Any consent, approval or authorization of, or registration, declaration or filing with any third party, including, but not limited to, any governmental department, agency, commission or other instrumentality, will be obtained or made by the Shareholders prior to the Closing if necessary to authorize the execution, delivery and performance by the Shareholders of this Agreement or the Other Agreements.

(e)  Stock Ownership of the Shares to be Sold by the Shareholders. The Shareholders have good, absolute, and marketable title to shares of the Company Common Stock which constitute 100% percent of the issued and outstanding shares of the Company Common Stock. The shares of the Stock to be sold by the Shareholders hereunder constitute all of the shares of the capital stock of the Company owned by the Shareholders. The Shareholders have the complete and unrestricted right, power and authority to cause the transfer and assignment of the Stock pursuant to this Agreement. The delivery of the Stock to SFTV as herein contemplated will vest in SFTV good, absolute and marketable title to the shares of the Stock as described herein, free and clear of all liens, claims, encumbrances, and restrictions of every kind, except those restrictions imposed by applicable securities laws or this Agreement. No one affiliated with the Shareholders or any of its officers, directors, or principal stockholders owns any shares of the capital stock of the Company, other than the shares of the Stock owned by the Shareholders.

(f)  Organization and Standing of the Company. The Company is a duly organized and validly existing Minnesota corporation in good standing, with all requisite corporate power and authority to carry on its business as presently conducted. The Company is qualified to do business in all other jurisdictions where it does or plans to do business.

(g)  Subsidiaries. The Company has the following subsidiaries: None.

(h)  Capitalization and Other Outstanding Shares. The Company is authorized by its Articles of Incorporation to issue 15,000,000 shares of the Common Stock and 5,000,000 undesignated shares. There are no outstanding options, contracts, commitments, warrants, preemptive rights, agreements or any rights of any character affecting or relating in any manner to the issuance of the Stock or other securities or entitling anyone to acquire the Stock or other securities of the Company.

(i)  Assets and Liabilities. As set forth in Exhibit A.

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(j)  Litigation. As set forth in Exhibit B.

(k)  Employees. As of the date of this Agreement as well as at the Closing, the Company has 3 full and part time employees. The Company has no labor disputes or related actions as of this date.

(l)  Records. The books of account and minute books of the Company are complete and correct, and reflect all those transactions involving its business which properly should have been set forth in such books.

(m)  No Knowledge of the Company’s Default. The Shareholders have no knowledge that any of the Company’s representations and warranties contained in this Agreement or the Other Agreements are untrue, inaccurate or incomplete or that Shareholders or Company is in default under any term or provision of this Agreement or the Other Agreements.

(n)  No Untrue Statements. No representation or warranty by the Shareholders in this Agreement or in any writing furnished or to be furnished pursuant hereto, contains or will contain any untrue statement of a material fact, or omits, or will omit to state any material fact required to make the statements herein or therein contained not misleading.

(o)  Reliance. The foregoing representations and warranties are made by the Shareholders with the knowledge and expectation that SFTV is placing complete reliance thereon.

(p)  Conduct of Business in Normal Course. The Company will carry on its business and activities in substantially the same manner as they previously have been carried out and will not institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by the Company as of the date of this Agreement.

(q)  Issuances of Securities. After closing the Company will not issue any shares of its capital stock, issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury, or agree to do any of the acts listed above.

10.  Representations and Warranties of SFTV. Where a representation contained in this Agreement is qualified by the phrase “to the best of SFTV’s knowledge” (or words of similar import), such expression means that, after having conducted a due diligence review, SFTV believes the statement to be true, accurate, and complete in all material respects. Knowledge shall not be imputed nor shall it include any matters which such person should have known or should have been reasonably expected to have known. SFTV hereby represents and warrants to the Shareholders as follows:

(a)  Power and Authority. SFTV has full power and authority to execute, deliver and perform this Agreement and the Other Agreements.

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(b)  Organization and Standing of SFTV. The Company is a duly organized and validly existing Nevada corporation in good standing, with all requisite corporate power and authority to carry on its business as presently conducted. SFTV is qualified to do business in all other jurisdictions where it does or plans to do business.

(c)  Binding Effect. Upon execution and delivery by SFTV, this Agreement and the Other Agreements shall be and constitute the valid, binding and legal obligations of SFTV enforceable against SFTV in accordance with the terms hereof or thereof, except as the enforceability hereof and thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)  No Consents. No consent, approval or authorization of, or registration, declaration or filing with any third party, including, but not limited to, any governmental department, agency, commission or other instrumentality, will, except such consents, if any, be delivered or obtained on or prior to the Closing, be obtained or made by SFTV prior to the Closing to authorize the execution, delivery and performance by SFTV of this Agreement or the Other Agreements.

(e)   SFTV’s Representations and Warranties True and Complete. All representations and warranties of SFTV in this Agreement and the Other Agreements are true, accurate and complete in all material respects as of the Closing.

(f)  No Knowledge of the SFTV’s Default. SFTV has no knowledge that any of the SFTV representations and warranties contained in this Agreement or the Other Agreements are untrue, inaccurate or incomplete in any respect or that the Shareholders is in default under any term or provision of this Agreement or the Other Agreements.

(g)  No Untrue Statements. No representation or warranty by SFTV in this Agreement or in any writing furnished or to be furnished pursuant hereto, contains or will contain any untrue statement of a material fact, or omits, or will omit to state any material fact required to make the statements herein or therein contained not misleading.

(h)  No Litigation. There is no current or anticipated litigation involving SFTV

(i)  Reliance. The foregoing representations and warranties are made by SFTV with the knowledge and expectation that the Shareholders is placing complete reliance thereon.

11.  Conditions Precedent to Obligations of SFTV. All obligations of SFTV under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions:

(a)  Representations and Warranties True at the Closing. The representations and warranties of the Shareholders herein shall be deemed to have been made again as of the Closing, and then be true and correct, subject to any changes contemplated by this Agreement. The Shareholders shall have performed all of the obligations to be performed by it hereunder on or prior to the Closing.

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(b)  Deliveries at the Closing. SFTV shall have delivered to Shareholders at the Closing all of the documents required to be delivered hereunder.

12.  Conditions Precedent to Obligations of the Shareholders. All obligations of the Shareholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions:

(a)  Representations and Warranties True at Closing. The representations and warranties of SFTV herein shall be deemed to have been made again at the Closing, and then be true and correct, subject to any changes contemplated by this Agreement. SFTV shall have performed all of the obligations to be performed by SFTV hereunder on or prior to the Closing.

(b)  Deliveries at the Closing. SFTV shall have delivered to Shareholders at the Closing all of the documents required to be delivered hereunder.

13.  The Nature and Survival of Representations, Covenants and Warranties. All statements and facts contained in any memorandum, certificate, instrument, or other document delivered by or on behalf of the parties hereto for information or reliance pursuant to this Agreement, shall be deemed representations, covenants and warranties by the parties hereto under this Agreement. All representations, covenants and warranties of the parties shall survive the Closing and all inspections, examinations, or audits on behalf of the parties, shall expire one year following the Closing.

14.  Indemnification by Company. The Company agrees to indemnify and hold harmless SFTV against and in respect to all damages (as hereinafter defined) up to the amount of the purchase price (what is the purchase price?). Damages, as used herein shall include any claim, salary, wage, action, tax, demand, lost, cost, expense, liability (joint or several), penalty and other damage, including without limitation, counsel fees and other costs and expenses reasonably incurred in investigating or attempting to avoid same or in opposition to the imposition thereof, or in enforcing this indemnity, resulting to SFTV from any inaccurate representation made by or on behalf of the Shareholders in or pursuant to this Agreement, breaches any of the warranties made by or on behalf of the Shareholders in or pursuant to this Agreement, or breach or default in the performance by the Shareholders of any of the obligations to be performed by them hereunder.

Notwithstanding the scope of the Shareholder’s representations and warranties herein, or of any individual representation or warranty, or any disclosure to SFTV herein or pursuant hereto, or the definition of damages contained in the preceding sentence, or SFTV’s knowledge of any fact or facts at or prior to the Closing, damages shall also include all debts, liabilities, and obligations of any nature whatsoever (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of the Company, as of the date hereof, whether known or unknown by the Shareholders; all claims, actions, demands, losses, costs, expenses, and liabilities resulting from any litigation from causes of action arising prior to the Closing involving the Company or any stockholders thereof other than the Shareholders, whether or not disclosed to SFTV; all claims, actions, demands, losses, costs, expenses, liabilities and penalties resulting from (i) the Company’s infringement or claimed infringement upon or acting adversely to the rights or claimed rights of any person under or in respect to any copyrights, trademarks, trademark rights, patents, patent rights or patent licenses; or (ii) any claim or pending or threatened action with respect to the matters described in clause (i); all claims, actions, demands, losses, costs, expenses, liabilities or penalties resulting from the Company’s failure in any respect to perform any obligation required by it to be performed at or prior to the Closing, or by reason of any default of the Company, at the Closing, under any of the contracts, agreements, leases, documents, or other commitments to which it is a party or otherwise bound or affected; and all losses, costs, and expenses (including without limitation all fees and disbursements of counsel) relating to damages.

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The Company shall reimburse and/or pay on behalf of SFTV any payment made or required to be made by SFTV and/or the Company at any time after the closing based on the judgment of any competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect to the damages to which the foregoing indemnity relates. SFTV shall give the Company notice within thirty (30) days after notification of any litigation threatened or instituted against the Company which might constitute the basis of a claim for indemnity by SFTV against the Company.

Notwithstanding anything contained in this Agreement to the contrary, the right to indemnification described in this paragraph shall expire 18 months after the Closing.

15.  Records of the Company. For a period of five years following the Closing, the books of account and records of the Company pertaining to all periods prior to the Closing shall be available for inspection by the Shareholders for use in connection with tax audits.

16.  Further Conveyances and Assurances. After the Closing, the Shareholders and SFTV will, without further cost or expense to, or consideration of any nature from the other, execute and deliver, or cause to be executed and delivered, to the other, such additional documentation and instruments of transfer and conveyance, and will take such other and further actions, as the other may reasonably request as more completely to sell, transfer and assign to and fully vest in SFTV ownership of the Stock and to consummate the transactions contemplated hereby.

17.  Closing. The Closing of the sale and purchase contemplated hereunder shall be on or before August 30, 2006, subject to acceleration or postponement from time to time as the Shareholders and SFTV may mutually agree.

18.  Deliveries at the Closing by the Shareholders. At the Closing the Shareholders, shall deliver to SFTV:

(a)  Certificates representing 1,178,000 shares of the Company Common Stock, free and clear of all liens, claims, encumbrances, and restrictions of every kind except for the restrictive legend required by Paragraph 3 hereof.

(b)  All books and records of the Company, up to date and duly organized.

(c)  Any other document which may be necessary to carry out the intent of this Agreement.

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19.  Deliveries at the Closing by SFTV. At the Closing, SFTV shall deliver to the Shareholders the following:

(a)  Certificates representing 1,000,000 shares of the Company Series “B” Preferred Stock, free and clear of all liens, claims, encumbrances, and restrictions of every kind except for the restrictive legend required by Paragraph 3 hereof.

(b)  Certificates representing 1,000,000 shares of the SFTV’s Common Stock free and clear of all liens, claims, encumbrances, and restrictions of every kind except for the restrictive legend required by Paragraph 3 hereof.

(c)   Any other document which may be necessary to carry out the intent of this Agreement.

Any other document which may be necessary to carry out the intent of this Agreement.

20.  Default and Reversal of the Agreement.

(a)  Company will be considered in default of this Agreement if:

(i)  Company is unable to attain gross revenues of $1 million in the first two years following the execution of this agreement, or

(ii)  Company is unable to complete an audit with a PCAOB registered auditor within 90 days or for less than $50,000.00

(iii)  Company is not able to fulfill the terms and conditions set forth herein this Agreement.

(b)   SFTV shall be considered in default of this Agreement if:

(i)  A suitable funding program for at least $2 million per year is not implemented within 180 days of the Agreement or

(ii)   SFTV is not able to fulfill the terms and conditions set forth herein this Agreement.

(c)  If such a default should occur and no reasonable cure is offered by the defaulting Party within a 90 day period, the terms, conditions and responsibilities within this Agreement may be considered null and void, and both SFTV and Company may return to their pre-acquisition status without further obligation to the other.

(d)  If a default by SFTV occurs, Company shall bear no responsibility to return funds received from SFTV.

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21.  No Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties, which consent shall be subject to such parties’ sole, absolute and unfettered discretion.

22.  Brokerage. The Shareholders and SFTV agree to indemnify and hold harmless each other against, and in respect of, any claim for brokerage or other commissions relative to this Agreement, or the transactions contemplated hereby, based in any way on agreements, arrangements, understandings or contracts made by either party with a third party or parties whatsoever.

23.  Attorney’s Fees. In the event that it should become necessary for any party entitled hereunder to bring suit against any other party to this Agreement for enforcement of the covenants contained in this Agreement, the parties hereby covenant and agree that the party or parties who are found to be in violation of said covenants shall also be liable for all reasonable attorney’s fees and costs of court incurred by the other party or parties that bring suit.

24.  Benefit. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto, and his respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

25.  Notices. All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, if to the Shareholders, addressed to Mr. Thomas Black at 461 Burroughs Street, Detroit Michigan 48202 telephone (248) 763-4343 and e-mail thomasblack9@comcast.net and if to SFTV, addressed to Mr. Jeffrey Flannery at 8880 Rio San Diego Dr., 8th Floor, San Diego, CA 92108 telephone 619-342-7449 telecopier 619-342-7446 and e-mail jwfworld@gmail.com Any party hereto may change its address upon 10 days’ written notice to any other party hereto.

26.  Construction. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

27.  Waiver. No course of dealing on the part of any party hereto or its agents, or any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Agreement or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

28.  Cumulative Rights. The rights and remedies of any party under this Agreement and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

29.  Invalidity. In the event any one or more of the provisions contained in this Agreement or in any instrument referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement or any such other instrument.

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30.  Time of the Essence. Time is of the essence of this Agreement.

31.  Incorporation by Reference. The Exhibits and Schedules to this Agreement referred to or included herein constitute integral parts to this Agreement and are incorporated into this Agreement by this reference.

32.  Controlling Agreement. In the event of any conflict between the terms of this Agreement or any of the Other Agreements or exhibits referred to herein, the terms of this Agreement shall control.

33.  Law Governing; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflicts of laws provisions thereof. Each party hereby irrevocably submits to the personal jurisdiction of the United States District Court for Clark County, Nevada, as well as of the Superior Courts of the State of Nevada in Clark County, Nevada over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such mediation, arbitration, suit, action or proceeding brought in any such county and any claim that any such mediation, arbitration, suit, action or proceeding brought in such county has been brought in an inconvenient forum.

34.  Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

35.  Entire Agreement. This instrument and the attachments hereto contain the entire understanding of the parties and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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IN WITNESS WHEREOF, this Agreement has been executed on the date first written above.

FOR: SHAREHOLDERS

/s/ Thomas Black
Thomas Black

FOR: SAFE TRAVEL CARE INC.

By: /s/ Jeffrey Flannery
Jeffrey Flannery, CEO

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